As filed with the Securities and
Exchange Commission on
November 30, 2007
Registration No. 333-146133

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PARK PLACE ENERGY CORP.
(Exact name of registrant as specified in charter)

Nevada	1311	Not applicable
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

Suite 300, 840-6th Avenue S.W., Calgary, Alberta, Canada, T2P 3E5
 Telephone: (403) 360-5375
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

     CT Corporation System
6100 Neil Road, Reno, Nevada, 89511
Telephone: (775) 688-3061
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     With a copy to:
David Stadnyk
President, CEO, Treasurer and a Director
Suite 300, 840-6th Avenue S.W., Calgary, Alberta, Canada, T2P 3E5
Telephone: (403) 360-5375

With a copy to:
David J. Cowan, Esq.
LANG MICHENER LLP
1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7
Telephone: (604) 689-9111 and Facsimile: (604) 685-7084

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] Earlier effective registration number 333-146133

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Shares of common stock, $0.00001 par value	96,000(4)	$0.72	$69,120	$2.12
Total:	96,000		$69,120	$2.12

(1)

In the event of a stock split, stock dividend or similar transaction involving the common stock of the Registrant in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(2)

The Proposed Maximum Offering Price per Share is calculated in accordance with Rule 457(c) and Rule 457(g) of the Securities Act, based upon the last reported sale price for our common stock on the OTC Bulletin Board on November 27, 2007, the date that our shares last traded. The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of common stock to be registered. These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) of the Securities Act.

(3)

The Proposed Aggregate Maximum Aggregate Offering Price is based on the Proposed Maximum Offering Price Per Share times the total number of shares of common stock to be registered. These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act.

(4)

On July 30, 2007 we issued an aggregate of 8,995,622 shares of our common stock pursuant to our acquisition of Park Place Energy Inc. These 96,000 shares of common stock represent a portion of the shares we issued pursuant to this acquisition.

EXPLANATORY NOTE

This registration statement (the “462(b) Registration Statement”) is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction C on Form SB-2. The contents of the registration statement on Form SB-2 (File No. 333-146133) filed by Park Place Energy Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”), including all exhibits thereto, which was declared effective by the Commission on October 23, 2007 (the “Initial Registration Statement”), are incorporated by reference in their entirety into, and shall be deemed a part of, this 462(b) Registration Statement.

REGISTRATION OF ADDITIONAL SECURITIES

The Initial Registration Statement was declared effective by the Commission on October 23, 2007. The Initial Registration Statement registered 11,562,252 shares of common stock on behalf of the stockholders listed therein as Selling Shareholders (the “Selling Shareholders”, and each a “Selling Shareholder”). This 462(b) Registration Statement is being filed to register 96,000 additional shares of common stock (the “Additional Shares”). The Company is registering the Additional Shares for sale by one of the Selling Shareholders.

The offering of the Additional Shares by one of the Selling Shareholders will be in accordance with the “Plan of Distribution” section in the Initial Registration Statement. Except to the extent expressly set forth herein, the information in the Initial Registration Statement regarding the Selling Holders remains in effect.

The following table sets forth the name of the Selling Shareholder, the number of shares of common stock beneficially owned by such Selling Shareholder prior to this 462(b) Registration Statement, the number of such shares registered in the Initial Registration Statement, the number of Additional Shares to be registered hereunder, the total number of shares offered and the number of shares that will be beneficially owned after the offering (assuming all shares to be offered hereunder and under the Initial Registration Statement are sold).

		Beneficial Ownership			Beneficial Ownership
		Before Offering			After Offering

Additional
		Shares	Shares Being
		Registered in	Registered in	Aggregate
	Total Shares	the Initial	this 462(b)	Number of
	Beneficially	Registration	Registration	Shares	Number of
Selling Shareholder	Owned	Statement	Statement	Offered	Shares	Percent

Christopher Bruening(1)	250,000	1,500	96,000	97,500	152,500	> 1%

(1)	Christopher Bruening is a consultant to our company. Mr. Bruening’s share total includes 100,000 options.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this 462(b) Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on November 29, 2007.

PARK PLACE ENERGY CORP.

By:	/s/ David Stadnyk
David Stadnyk
President

In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ David Stadnyk
David Stadnyk
Principal Executive Officer, Principal Financial Officer,
Principal Accounting Officer and director
November 29, 2007

EXHIBITS

The following exhibits are filed with this 462(b) Registration Statement:

Exhibit
Number	Description of Exhibit

5.1	Opinion of Lang Michener LLP, with consent to use, regarding the legality of the securities being registered.

23.1	Consent of Davidson & Co. LLP

23.2	Consent of Manning Elliott LLP